Exhibit 10.54

[Freddie Mac letterhead]

July 24, 2007

Michael Perlman
51 Starr Court
Atlantic Highlands, NJ 07716

Dear Michael:

I am pleased to confirm our offer of employment for the position of Executive Vice President, Operations and Technology, reporting to Dick Syron, Chairman and Chief Executive Officer. Once a successor Chief Operating Officer has been named your reporting relationship will switch to that individual. In your role as Executive Vice President, Operations and Technology you will be a member of Freddie Mac’s Senior Executive Team. This letter provides you more details on the offer and outlines the actions you will need to complete to accept the offer.

I.  Base Salary

Beginning on your Employment Date, your annualized base salary will be $500,000 (which is approximately $41,667 per month). The Corporation’s pay dates are on the 15th and last working day of each month. All employees receive performance evaluations in accordance with Freddie Mac’s corporate merit review program. Freddie Mac has the sole discretion and absolute authority in determining whether, and to what extent performance against criteria has been achieved with respect to any particular period, and whether to implement a salary adjustment.

II.  Cash Sign-On Payment

You will receive a one-time cash sign-on payment in the amount of $550,000 minus legally required and applicable deductions. Such payment will be made on the same date that you receive a first payment of base salary. Should you fail to remain employed at Freddie Mac for the required minimum two-year period, you will be required to repay the sign-on payment to Freddie Mac.

During the course of your review of this offer, you have had the opportunity to consult with appropriate financial, legal or tax advisors about the possible tax consequences arising from such repayment obligation. Additionally, this cash payment is subject to your consent to the terms set forth in the attached Cash Sign-On Payment Agreement.

III.  Restricted Stock Unit Grant Sign-On

You also will receive a one-time restricted stock unit grant with a total dollar value of $1,200,000. This grant will be subject to the terms of Freddie Mac’s 2004 Stock Compensation Plan (“Plan”), applicable resolutions of the Compensation and Human Resources Committee of the Board of Directors (“Committee”) and the grant agreement that Freddie Mac will provide to you.

The date of grant will be the date of the next regularly scheduled meeting of the Committee following your Employment Date (the “Grant Date”). The Committee generally holds at least six regularly scheduled meetings each year. The number of restricted stock units subject to this grant will be calculated by dividing $1,200,000 by the fair market value of a share of Freddie Mac common stock on the Grant Date.

Michael Perlman

July 24, 2007

The restricted stock units will vest (and the units will become fully transferable) over a three-year period, with 1/3 of the shares subject to the grant vesting on the first anniversary of the Grant Date, 1/3 of the shares subject to the grant vesting on the second anniversary of the Grant Date, and 1/3 of the shares subject to the grant vesting on the third anniversary of the Grant Date.

IV.  Short Term and Long Term Performance-Based Incentives

You will be eligible for a discretionary short-term performance-based incentive bonus, which, if received, will be based on Freddie Mac’s assessment of your performance against objectives, as well as company, division, and your performance relative to others. Your current target bonus is equal to 245% of your bonus eligible earnings. The actual bonus you receive attributable to any performance period shall be determined in the sole discretion of the Committee, subject to the guaranteed amount outlined below. The Committee has the sole discretion and absolute authority in determining whether to increase your target incentive. While Freddie Mac currently pays such bonuses in cash, any such payment, if made, shall be subject to corporate executive compensation plans, practices and policies in effect as of the date of payment.

Notwithstanding the preceding paragraph, Freddie Mac agrees that your actual bonus attributable to performance during calendar year 2007 (payable in 2008 when other Freddie Mac executive officers receive such bonus) will be at least $1,225,000; the decision to pay a larger bonus award shall be determined in the sole discretion of the Committee.

You also will be eligible for a discretionary long-term performance-based incentive award, which, if received, also will be based on Freddie Mac’s assessment of your performance and potential. The award you receive attributable to any performance period shall be determined in the sole discretion of the Committee, subject to the guaranteed amount outlined below. Such awards are currently delivered in a combination of restricted stock units and performance restricted stock units and your target amount for this incentive will be $1,525,000. The Committee has the sole discretion and absolute authority in determining whether to increase your target incentive. All aspects of the award, including vesting schedule, the number of units and/or shares subject to the grants, shall be subject to your performance and the corporate plans, practices and policies in effect at that time of the grant.

Notwithstanding the preceding paragraph, Freddie Mac agrees that the long-term incentive grant attributable to performance during calendar year 2007 (granted in 2008 when other Freddie Mac executive officers receive such award) will have a grant date value of at least $1,525,000; the decision to grant a larger award value shall be determined in the sole discretion of the Committee.

V.  Compensation In the Event That Freddie Mac Terminates Your Employment

In the event that on or before the second anniversary of your Employment Date Freddie Mac terminates your employment for any reason other than Gross Misconduct (as such term is defined in Policy 3-254.1 — Officer Severance, as it may be modified or amended from time to time in Freddie Mac’s sole discretion) or for violating any standard of conduct, attendance or behavior embodied in Exhibit A to Freddie Mac Policy 3-214 (as may be modified from time to time), then you will receive a lump-sum cash payment equal to two-times the sum of your annualized base salary and target short-term incentive in effect at the time of termination. Such payment will be made to you no later than ten (10) business days after your employment termination date.

Michael Perlman

July 24, 2007

In the event that after the second anniversary and on or before the third anniversary of your Employment Date Freddie Mac terminates your employment for any reason other than Gross Misconduct or for violating any standard of conduct, attendance or behavior, then you will receive a lump-sum cash payment equal to the sum of your annualized base salary and target short-term incentive in effect at the time of termination. Such payment will be made to you no later than ten (10) business days after your employment termination date.

In addition, in the event that on or before the third anniversary of your Employment Freddie Mac terminates your employment for any reason other than Gross Misconduct or for violating any standard of conduct, attendance or behavior, 1) you will be eligible to receive a pro-rata portion of your target bonus for the year in which you are terminated, based on the number of months elapsed in that year as of your termination date and 2) all outstanding restricted stock and/or options will continue to vest according to the normal vesting schedule specified in the award agreement.

The termination of employment payment provided pursuant to the terms of this Section shall be in lieu of, and not in addition to, any right you may have to payment pursuant to the terms of any otherwise applicable severance plan, policy or practice. Consequently, you agree that in the event of the termination of your employment on or before the third anniversary of your Employment Date you will not be eligible to receive and you will not receive severance pay pursuant to any Freddie Mac severance plan, policy or practice.

In the event of the termination of your employment after the third anniversary of your Employment Date, you will be eligible to receive severance pay pursuant to the terms of any applicable Freddie Mac severance plan or policy.

The termination of employment benefits set forth in this Paragraph are not effective and will not be paid unless and until approved by Freddie Mac’s regulator, the Office of Federal Housing Enterprise Oversight.

VI.  Other Benefits

You will be eligible to participate in all employee benefit plans pursuant to the terms of those plans (as may be modified or terminated from time to time.) As a new employee, when you first become eligible for benefits, you may select the plans that best meet your needs and those of your family by logging on to http://netbenefits.fidelity.com. Shortly after your start date, you will receive an email from the “Benefits Center” instructing you to log on to Fidelity NetBenefits to make your benefits elections.

You will not receive any information at your home address. Your enrollment window is 30 days. During Orientation, FOCUS, our flexible benefits program and information about enrollment, will be explained in greater detail. Please visit our new hire website, Step Inside, http://www.freddiemac.com/careers/stepinside/, for information about working at Freddie Mac.

VII.  Vacation

As an officer, you are eligible to accrue up to 20 days of core vacation during your first calendar year of employment. This equates to 6.46 hours each pay period; you begin accruing vacation starting your first complete pay period.

Michael Perlman

July 24, 2007

Starting next year (your second calendar year of employment), you will have the opportunity to accrue 20 days vacation during each calendar year. You will be provided more information following your start of employment.

VIII.  Relocation Assistance

A relocation summary will be provided for your review and additional relocation information will follow under separate cover from Emily Stover, Relocation Program Manager. Should you have any questions regarding those benefits, please call her at (703) 918-5776.

IX.  Restrictive Covenant Agreement

Your employment also is contingent on your agreement to be bound by the enclosed Restrictive Covenant Agreement. This document must be signed no later than your start date. Failure to do so will preclude you from holding this position. Please review the agreement carefully; it impacts your ability to work for other entities in the event you leave Freddie Mac.

X.  Confidentiality

Subject to Paragraph IV (D) of the enclosed Restrictive Covenant and Confidentiality Agreement, you agree that prior to, during and after the cessation of your employment for any reason, you will not disclose either the existence of or any information about this letter to any person other than your attorney, accountant, tax advisor or members of your immediate family, and then only if they agree to keep such information confidential. Please also note that your continuing obligation to treat as confidential certain information that you access during the course of your employment is covered in the attached “Restrictive Covenant and Confidentiality Agreement.”

XI.  Code of Conduct and Personal Securities Investments Policy

As a Freddie Mac employee you will be subject to Freddie Mac’s Code of Conduct (“Code”) and to Corporate Policy 3-206, Personal Securities Investments Policy (“Policy”) that, among other things, limit the investment activities of Freddie Mac employees. We expect that you will fully comply with the Code and the Policy, copies of which are enclosed for your review.

You should consult with Freddie Mac’s Chief Compliance Officer as soon as practicable prior to beginning employment about any investments that you or a “covered household member,” as that term in defined in the Policy, may have that may be prohibited by the Policy. You also should disclose any other matter or situation that may create a conflict of interest as such term is defined in the Code.

In addition, prior to beginning employment please provide to Freddie Mac’s Human Resources Division copies of any employment, confidentiality or stock grant agreements to which you may currently be subject and that may affect your future employment, solicitation or recruiting activities so that we can ensure that your employment by Freddie Mac and conduct as a Freddie Mac employee, are not inconsistent with any of their terms.

Michael Perlman

July 24, 2007

XII.  Other Matters

Freddie Mac is an at-will employer. Accordingly, nothing in this letter sets forth any express or implied contractual obligations on the part of Freddie Mac. Freddie Mac retains the right to change any of the terms and conditions of employment at any time, including any compensation and benefits offered. In addition, Freddie Mac and you each have the right to terminate the employment relationship at any time for any reason with or without cause, without giving rise to liability on the part of Freddie Mac (except as provided in the attached “Restrictive Covenant and Confidentiality Agreement”).

This offer of employment is contingent upon:

•	Starting employment with Freddie Mac no later than August 15, 2007

•	Your ability to establish your eligibility to work in the United States within three (3) days of your Employment Date, in compliance with the Immigration Reform and Control Act, and

•	Your execution of the enclosed “Restrictive Covenant and Confidentiality Agreement”.

This letter supersedes any previous communications you may have had with Freddie Mac or anyone acting on its behalf concerning the terms and conditions of your employment with Freddie Mac.

Please return one executed copy of this letter to my office. We look forward to your joining Freddie Mac and becoming a valuable member of the team.

Sincerely,

/s/  Paul G. George

Paul G. George
Executive Vice President, Human Resources and Corporate Services

Signed and Agreed to:	/s/ Michael Perlman	July 25, 2007
	Michael Perlman	Date

Enclosures
cc: Julie Peterson